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                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                            RIGHTS, AND LIMITATIONS

                                       OF

         SERIES A 4% CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                            HEALTH MANAGEMENT, INC.


Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), HEALTH MANAGEMENT, INC., a Delaware corporation (the "Corporation"), does hereby certify that:

FIRST: The Corporation was incorporated in the State of Delaware on _________, 19__, and the authorized number of shares of Preferred Stock, par value $.001 per share, of the Corporation is 1,000,000, none of which is outstanding prior to the filing hereof;

SECOND: Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and by the provisions of Sections 141 and 151 et seq of the DGCL, the Board of Directors, by unanimous written consent in lieu of a meeting in accordance with Section 141(f) of the DGCL, adopted the following resolutions authorizing the issuance of an aggregate of 70 shares of Series A 4% Cumulative Convertible Redeemable Preferred Stock (as described below), which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or By-Laws of the Corporation:

         WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences, and relative participating, optional, voting or other special rights, and the qualifications, limitations, or restrictions thereof; and

         WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the terms of one series of Preferred Stock;

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation by Section 151 of the DGCL, and in accordance with the provisions of the Certificate of Incorporation of the Corporation, one series of Preferred Stock, par value $.001 per share, of the Corporation be and hereby is created and provided for with the terms, designation, relative rights, preferences, and limitations as follows:
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         1.      DEFINITIONS.

                 Common Stock. Common stock, par value $.001 per share, of the Corporation.

                 Initial Issuance Date.  The first Issuance Date.

                 Issuance Date. With respect to any shares of Series A Preferred Stock, the date of the issuance of such shares of Series A Preferred Stock by the Corporation.

                 Liquidation. The event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

                 Liquidation Price. With respect to any share of Series A Preferred Stock, the amount equal to the sum of (i) the purchase price for such share of Series A Preferred Stock from the Corporation and (ii) accrued, but unpaid, cumulative dividends on such share of Series A Preferred Stock from the Issuance Date thereof to, but excluding the date of the Liquidation.

                 Public Offering. The first public offering under the Securities Act of 1933, as amended, of the Common Stock after the date hereof.

                 Redemption Date.  The date which is the earlier to occur of
                 (i) the date of the closing of any offering of securities of the Corporation the gross proceeds of which equals or exceeds $5,000,000 and (ii) the date one year from the Initial Issuance Date.

                 Redemption Price. With respect to any share of Preferred Stock, the amount equal to the sum of (i) the purchase price for such share of Series A Preferred Stock from the Corporation and (ii) accrued, but unpaid, cumulative dividends on such share of Series A Preferred Stock from the Issuance Date thereof to, but excluding, the Redemption Date.

                 Reorganization.  As defined in Section 7(c) hereof.

                 Series A Preferred Stock. The Series A 4% Cumulative Convertible Redeemable, par value $.001 per share.

                 2. DESIGNATION AND NUMBER OF SHARES. The series of preferred stock established hereby shall consist of 70 shares and shall be designated "Series A 4% Cumulative Convertible Redeemable Preferred Stock, par value $.001 per share".

                 3. DIVIDENDS. Subject to Section 7 hereof, dividends on the Series A Preferred Stock shall be cumulative and shall accrue at the rate of 4% per annum from the Issuance Date to, but excluding, the earlier of (i) the Redemption Date and (ii) the date one year from the Issuance Date.

                 4. VOTING. Except as may be required from time to time by the Certificate of Incorporation of the Corporation or applicable law, the holders of Series A Preferred Stock shall not be entitled to vote on matters submitted to a vote of the stockholders of the Corporation.

                 5. MANDATORY REDEMPTION. Subject to Section 7, the shares of Series A Preferred Stock shall be redeemed by the Corporation for an amount per share equal to the Redemption Price on the Redemption Date. Upon the redemption thereof in accordance with this Section 5, the shares of Series A Preferred Stock shall become authorized, but unissued, shares of capital stock of the Corporation.

                 6. LIQUIDATION RIGHTS. In the event of any Liquidation, before any




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                 payment or distribution of assets of the Corporation shall be made to, or set apart for, the holders of the Common Stock or any other stock of the Corporation not ranking prior to, or on a parity with, the Series A Preferred Stock in respect of rights upon a Liquidation, the holders of the Series A Preferred Stock shall first be entitled to receive payment out of such assets of the Corporation of an amount of cash per share equal to the Liquidation Price. If the assets of the Corporation are insufficient to permit full payment to the holders of the Series A Preferred Stock as herein provided, such assets shall be distributed ratably among the holders of the outstanding Series A Preferred Stock.

                 7.       CONVERSION.

                          (a) In the event that a Public Offering shall not have closed on or prior to the date one year after the Initial Issuance Date, on 10 days prior written notice from the Corporation to the holders of the Series A Preferred Stock, each share of the Series A Preferred Stock shall be convertible, in the sole and absolute discretion of the Corporation, into 16,072 shares of Common Stock. Upon such conversion, all amounts otherwise payable with respect to the Series A Preferred Stock shall be deemed paid in full by the issuance of such shares of Common Stock. Upon the conversion thereof in accordance with this Section 7, the shares of Series A Preferred Stock shall be cancelled and shall become authorized, but unissued, shares of capital stock of the Corporation.

                          (b) In the event that the Corporation shall at any time after the Initial Issuance Date (i) declare a dividend on the outstanding Common Stock payable in shares of its capital stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then, in each case, the number of Conversion Shares for which each share of Series A Preferred Stock may be converted in accordance with paragraph (a) of this Section 7 in effect at the time of the record date for the determination of stockholders entitled to receive such dividend or distribution or of the effective date of such subdivision, combination, or reclassification shall be adjusted so that it shall equal the number of Conversion Shares (and other securities, if any) to which the holder of such share of Series A Preferred Stock would have been entitled had such share of Series A Preferred Stock been converted in accordance with paragraph (a) of this
                          Section 7 immeditaely prior to such record date or effective date.

                          (c) In case of any capital reorganization, other than in the cases referred to in paragraph (b) of this Section 7, or the consolidation or merger of the Corporation with or into another corporation (other than a merger or consolidation in which the Corporation is the continuing corporation and which does not result in any



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                          reclassification of the outstanding shares of Common
                          Stock or the conversion of such outstanding shares of Common Stock into shares of other stock or other securities or property), or in the case of any sale, lease, or conveyance to another corporation of the property and assets of any nature of the Company as an entirety or substantially as an entirety (such actions being hereinafter collectively referred to as "Reorganizations"), there shall thereafter be deliverable upon conversion of each share of Series A Preferred Stock (in lieu of the number of Conversion Shares theretofore deliverable) the number of shares of stock or other securities or property which would theretofore have been deliverable upon the conversion of such share of Series A Preferred Stock if such share of Series A Preferred Stock had been converted immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the Board of Directors of the Corporation, shall be made in the application of the provisions herein set forth with respect to the rights and interests of the holders of the Series A Preferred Stock so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon converion of the Series A Preferred Stock. Any such adjustment shall be made by, and set forth in, a supplemental agreement between the Corporation, or any successor thereto, and the holders of the Series A Preferred Stock, and shall for all purposes hereof conclusively be deemed to be an appropriate adjustment. The Corporation shall not effect any such Reorganization unless, upon or prior to the consummation thereof, the successor corporation, or if the Corporation shall be the surviving corporation in any such Reorganization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the capital stock of the Corporation outstanding at the effective time thereof, then such issuer, shall assume by written instrument the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock, securities, cash, or other property as such holders shall be entitled to purchase in accordance with the foregoing provisions.

                          (d) In case of any reclassification or change of the shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock (other than a change in par value or from a specified par value to no par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Corporation in which the Corporation is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from no par value to a




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                          specified par value, or as a result of a subdivision
                          or combination, but including any change in the shares into two or more classes or series of shares), each share of Series A Preferred Stock shall thereafter be convertible into solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger by a holder of the number of Conversion Shares for which such share of Series A Preferred Stock might have been exercised immediately prior to such reclassification, change, consolidation, or merger. Thereafter, appropriate provision shall be made for adjustments which shall be as nearly equivalent as practicable to the adjustments in this Section 7.

                          (e) The adjustment provided by paragraph (b) of this Section 7 shall be made successively whenever any event listed above shall occur and shall become effective at the close of business on such record date or at the close of business on the date immediately preceding such effective date, as applicable. The provisions of paragraphs (c) and (d) of this Section 7 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, or conveyances.

                 8.       MISCELLANEOUS.

                          (a) Closing of Transfer Books. To facilitate the payment of any dividend with respect to the Series A Preferred Stock or any Liquidation, the Board of Directors of the Corporation is authorized, but not required, to set a record date not earlier than 60 days and not later than 10 days prior to the date of the distribution, in the case of a dividend or a Liquidation, as the case may be.

                          (b) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in-person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given, in the case of the holders of the Series A Preferred Stock, at the address of each such holder set forth in the stock transfer ledger of the Corporation, or, in the case of the Corporation, at 212 Phillips Road, Exton, Pennsylvania 19341. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof. Any notice given by other means permitted by this paragraph 8(a) shall be deemed given at the time of receipt thereof.


IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by the President and attested by its Secretary this____ day of January, 1996.





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                                                   HEALTH MANAGEMENT, INC.


                                                   BY:
                                                      -------------------------
                                                      NAME:
                                                      TITLE: PRESIDENT
ATTEST:


- ------------------------
NAME:
TITLE: SECRETARY